Exhibit 10.3

October ___, 2024

Dear Christiana Cioffi (“Executive”):

On behalf of the Board of Directors of Fennec Pharmaceuticals, Inc. (“Fennec” or the “Company”), I am pleased to make you an executable offer to join the Company as its Chief Strategy Officer. The purpose of this agreement is to clarify the terms of Executive’s “at will” employment with the Company, including Executive’s compensation level and benefit entitlements.

1.        Employment and Duties.

A.       The Company hereby agrees to employ Executive as Chief Strategy Officer of the Company and its parent corporation, Fennec Pharmaceuticals Inc., effective as of October 28, 2024 (the “Effective Date”). In that position, Executive will report directly to the Company’s Chief Executive Officer, and Executive hereby agrees to accept such employment upon the terms and conditions hereinafter set forth.

B.       Executive will perform the duties inherent in Executive’s position in good faith and in a reasonable and appropriate manner.

C.       Executive shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice except as specifically set forth in Section 8 of this Agreement. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement (inclusive of the Proprietary Information and Inventions Agreement incorporated herein) shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company.

2.        Compensation.

A.       Executive’s initial base salary will be at the rate of $375,000 per year. Executive’s base salary will be subject to adjustment by the Company's Board of Directors on an annual basis.

B.       Executive shall be entitled to receive an annual discretionary bonus with a target (the “Target Bonus”) of forty percent (40%) of Executive’s base salary per 12-month period (pro-rated for any partial period of less than 12 months), based upon a determination by the CEO and, where applicable, the Company’s Board of Directors, and or the Compensation Committee thereof (as applicable, the “Board”) of the achievement of objectives to be set from time to time by the Board, provided that Executive must remain employed through the payment date in order to earn the bonus. The measurement period for this purpose will end on approximately December 31 of each year. The annual discretionary bonus, if otherwise earned subject to continued employment through the payment date, will be paid as soon as practicable after the achievement of objectives for the measurement period has been determined, but in no event will such bonus be paid after March 31 for the preceding measurement period. The Company may modify Executive’s compensation and benefits from time to time at its sole discretion.

C.       Executive’s base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees. The Company will deduct and withhold, from the base salary and bonuses payable to Executive hereunder, any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

3.        Employee Stock Options.

A.       Upon execution of this Agreement, the Company’s parent, Fennec Pharmaceuticals Inc. (the “Parent”), will grant Executive 150,000 options to purchase Parent common shares (the “Equity Options”) under the Parent’s 2020 Equity Incentive Plan (the “Plan”). The Equity Options shall: (i) have an exercise price per share equal to the “Fair Market Value” (as defined in Plan); (ii) have a term of ten years and one-third of which shall vest one year after the date of the grant and the balance thereof shall vest monthly thereafter for two years in equal increments, and (iii) be otherwise on the terms and conditions set forth in the Plan.

B.       At the discretion of the Parent’s Board of Directors, Executive may be granted stock option awards in addition to the Equity Options described in 3(A).

4.        Expense Reimbursement. Executive will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with the Company policies, provided Executive furnish the Company with vouchers, receipts and other details of such expenses within ninety (90) days after they are incurred. Monthly cell phone reimbursement of $150 and Wi-Fi of $100 will begin as of the Effective Date.

5.        Fringe Benefits. Executive will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including any Section 401(k) plan or employee stock purchase plan if and when established, which are made available to executive officers of the Company and for which Executive otherwise qualifies.

6.        Vacation.  Executive will accrue four (4) weeks of paid vacation benefits per year in accordance with the Company policy in effect for employees.

7.        Proprietary Information.  Prior to commencement of Executive’s services as a Chief Strategy Officer, Executive will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company, a copy of which accompanies this agreement and the terms of which are incorporated herein).

8.        Termination of Employment.

A.       Executive’s employment shall commence as of the Effective Date and shall continue until terminated in accordance with this Agreement.

B.       The Company may terminate Executive’s employment under this agreement at any time for any reason by providing Executive with at least fifteen (15) days prior written notice. However, such notice requirement is not required if Executive’s employment is terminated for cause as described in subparagraph 8(D) below.

C.       If Executive’s employment is terminated by the Company (other than for cause) pursuant to Subsection 8(B) or by the Executive for “good reason” pursuant to Subsection 8(F), and such termination is not for any of the reasons set out in Subsections 8(D), then, following such termination, Executive shall be entitled to continue to receive the following as severance (the "Severance Benefits"):

(i)        a pro rata share of any Target Bonus earned by Executive for the year in which the termination takes place, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive; and

(ii)       payment by way of lump sum and/or salary continuance, or a combination of both, of nine (9) months of the Executive’s base salary, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive, provided, however, Executive shall receive no Severance Benefits under this Paragraph 8(C) unless Executive executes and delivers to the Company, in a form acceptable to the Company and its counsel, a general release of claims against the Company (a “Release”), which Release is not revoked within any time period allowed for revocation under applicable law.

D.       The Company may at any time, upon written notice, terminate Executive’s employment hereunder for cause as described in (i) and (ii) below. Such termination will be effective immediately upon such notice and, for the avoidance of doubt, Executive will not be entitled to any Severance Benefits, nor any acceleration of vesting of stock options, as a result of such termination.

For purposes of this agreement, Executive’s employment with the Company will be deemed to have been involuntarily terminated for cause if Executive’s services are terminated by the Company for one or more of the following reasons:

(i)        acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business, or

(ii)       misappropriation or unauthorized disclosure or use of the Company's proprietary information.

E.       Executive’s employment shall automatically terminate in the event of Executive’s death on the date of his death. In such event, the Severance Benefits described in Section 8(C) shall be payable to the Executive's estate.

F.       Executive may terminate his employment under this agreement at any time for any reason upon fifteen (15) days prior written notice to the Company. Company may, in its discretion, waive all or any portion of such notice in writing. No Severance Benefits (including acceleration of vesting of stock options) are payable to Executive unless such termination by Executive is for “good reason”. If the Executive terminates his employment for "good reason", the Executive is entitled to receive the Severance Benefits described in Section 8(C). "Good reason" means: (i) a material decrease in the Executive’s title, duties, responsibilities, and/or compensation and benefits; or (ii) the Company’s material breach of the employment agreement that has not been cured within seven (7) days after Executive provides written notice of such material breach.

9.        Indemnification. The Executive shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s bylaws with terms no less favorable than provided to any other Company executive officer.  At all times during the Executive’s employment, the Company shall maintain in effect a directors and officers liability insurance policy with the Executive as a covered officer.

10.      Governing Law. This agreement shall be governed by and construed according to the laws of the State of North Carolina, without reference to the choice of law or conflict of law provisions of such laws.

11.      Entire Agreement. This agreement (inclusive of the Proprietary Information and Inventions Agreement incorporated herein) contains the entire agreement and understanding by and between the Company and Executive with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained shall be of no force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto.

Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

Very truly yours,

FENNEC PHARMACEUTICALS, INC.

By:
Name:	Jeff Hackman
Title:	Chief Executive Officer

ACCEPTED BY AND AGREED TO

CHRISTIANA CIOFFI
Dated: October__, 2024